STATE GUARANTEED LOAN (Free translation) By and between BNP PARIBAS, a société anonyme with a share capital of 2.499.597.122 euros, whose registered office is at PARIS (75009),16, Boulevard des Italiens, registration number 662 042 449, RCS PARIS - identification CE FR 76662042449 - orias n°07 022 735, duly represented by : XXX, Responsable Commercial Entreprises et Institutions XXX, Chargée d'Affaires Entreprises Hereinafter the "Bank" or "BNP Paribas", on the one hand INNATE PHARMA, a société anonyme à directoire et conseil de surveillance with a share capital of 3 952 095,85euros, whose registered office is at 117 Avenue de Luminy, MARSEILLE 13009 registration number 424365336, RCS Marseille – duly represented by Mr Mondher Mahjoubi, President of the Executive Board Hereinafter the "Borrower" or « Innate », on the second hand The Parties have agreed has follows: This funding is provided to address the financial impact of the COVID-19 pandemic. It meets the conditions set out in the Act No. 2020-289 of March 23, 2020 on Amending Finance Law for 2020 and under the conditions defined by the Order of March 23, 2020 granting the State guarantee to credit institutions and finance companies pursuant to Article 6 of Act No. 2020-289 of March 23, 2020 on Amending Finance Law for 2020. This financing is a one-year cash loan immediately made available to the Borrower for its full amount on the date of completion agreed herein. Repayment of principal and payment of interest and fees shall be made in one lump sum on the due date mentioned in this contract, with the possibility for the Borrower to request the amortization of the amounts due at maturity over an additional period of 1 to 5 years. This loan is guaranteed by the State in accordance with Article 6 of the Amending Finance Act No. 2020-289 of March 23, 2020 for 2020. At the request of the Borrower, the Bank grants it a loan called "State Guaranteed Loan" in the amount of 8,700,000 ('8,700,000) euros, for a term of one year. The loan provides for an amortization option given to the Borrower ("the Optional Amortization") in accordance with the terms and conditions set forth below. This financing, hereinafter referred to as the "Loan", is governed by the following General and Special Conditions. The Borrower is hereby informed that, in the Temporary Framework on State Aid published on March 19, 2020, the European Commission has indicated that a company that was, as of December 31, 2019, in difficulty within the meaning of the definition given in (18) of Article 2 of EU Regulation n# 651/2014, and which would not have emerged from it since then, cannot receive aid under emergency schemes such as the state guarantee. If the company receives incompatible aid, such aid may be subject to recovery. By signing this document, the Borrower certifies and attests that it does not violate any of the European criteria for a company in difficulty on the date the Loan is granted, or in the event that it is in violation of any of these criteria, that it was not in violation of any of these criteria as of 12/31/2019. Special Conditions Purpose of the Loan: To finance the Borrower's cash flow requirements to support its business in France. The Bank shall not be required to monitor or verify the Borrower's use of the Loan and shall not incur any liability with respect to use of the Loan by the Borrower. Execution of the Loan: The Bank shall execute the Loan in a single transfer by debiting a special loan account to the credit of the Borrower's current account on its books. Proof of the Loan's completion and repayment shall be evidenced by the Bank's records. The Bank does not charge any processing fees for this Loan. Financial conditions Total Effective Rate (TEG): In order to comply with the provisions of Articles L-314.1 et seq. of the French Consumer Code, it is hereby specified that the Total Effective Rate of the Loan calculated in accordance with the legal method currently in force on the basis of an annual actuarial rate of 0.50 percent, amounts to 0.50 percent per annum for the first year. In case of Optional Amortization, the applicable Effective Percentage Rate will be mentioned in an addendum agreed between the parties (the "Amortization Addendum"). Interest: fixed rate of 0.00% per annum for the entire term of the Loan, it being specified that in the event of Optional Amortization, the interest rate shall be determined by an amendment agreed between the parties with an interest rate established on the basis of a grid that may not exceed the liquidity conditions applicable to the Bank's refinancing on the markets on the date of issuance of the Amortization Agreement. Guarantee Fee: the Borrower shall be liable for a fee of XX % calculated on the total principal amount borrowed, which shall be paid on the date of Completion of the Loan by debiting the special loan account, in accordance with Article 7 of the Order of March 23, 2020 granting the State guarantee to credit institutions and finance companies pursuant to Article 6 of the Article 6 of the Amending Finance Act No. 2020-289 of March 23, 2020. Accordingly, the Bank will debit the special loan account with account of this amount in a single payment upon completion of the Loan. This fee will remain payable in full by the Borrower regardless of the outcome of the Loan, including of the Loan, including in the event of early repayment. The repayment of this fee is made under the conditions set out in the Loan Repayment Terms and Conditions.

In the event of Optional Repayment of the Loan, an additional guarantee fee will be payable by the Borrower in accordance with the provisions of the above-mentioned Order. Repayment terms and conditions Once completed, the Loan shall be repaid in full on its maturity date one year after the date of Completion of the Loan ("the Maturity Date"). During this period, the Borrower shall not owe any amount except for the optional insurance premiums, if any. On the Maturity Date, the Borrower shall owe the Bank the principal and the Guarantee Fee. Optional Amortization of the Loan: No earlier than four months and no later than two months prior to the Maturity Date of the Loan, the Borrower shall have the option of requesting the Lender by registered letter with acknowledgement of receipt or by email on its secure messaging system, to defer and amortize the payment of the amounts due under the Loan (principal, interest and accessories) over a period not exceeding 5 years from the Maturity Date. In the absence of a request for Optional Amortization by the Borrower within the above- mentioned time limits, the Borrower shall pay the Bank all amounts due under the Loan on the Maturity Date. In the event of a request for Optional Amortization, the Amortization Rider shall determine the new financial conditions applicable on that date depending on the Borrower's choice, on the basis of an interest rate established in accordance with a schedule that may not exceed the liquidity conditions applicable to the Bank's refinancing on the markets on the date of issue of the Amortization Agreement, as well as the new terms of repayment of the said sums and the amount of the Guarantee Fee due as well as that applicable to the optional Amortization. An amortization schedule shall be communicated to the Borrower by the Bank. Terms and place of payment: On the due date of an amount that has become payable, the Borrower authorizes the Bank to debit the account or accounts then open in the name of the Borrower in the Bank's books, for the amount required to pay the amounts that have become due, including the Guarantee Fee. Guarantee Fee : The Loan is excluded from any current account agreement. All payments to be made hereunder shall be made to the Bank Provence Méditerannée Entreprise Business Center at MARSEILLE 13002 f 42 Boulevard de Dunkerque General Conditions of the Loan Article - Definitions For the interpretation and application of this contract, unless otherwise stipulated or the context requires a different meaning, the terms and expressions hereinafter shall have the following meaning:

- "Affiliate": means the Subsidiary of a Person, its parent company or any other Subsidiary of its parent company. - « Control": (or any term derived from the term "Control") means "control" within the meaning of Article L. 233-3 of the French Commercial Code. - "Subsidiary": means any Controlled Company(ies); - "Group": means the group composed of the Borrower and its Subsidiaries; - « Sanctioned Country" means a country or territory that is, or whose government is, subject to any Sanction that generally prohibits relations with such government, country or territory which includes, without limitation, as of the date hereof, Cuba, Iran, North Korea, Syria, Crimea and Sevastopol. - "Person": means an individual or entity. - "Sanctioned Person" means a Person subject to or the target of any Sanction. - Sanctions" means any economic or trade sanctions or restrictive measures adopted, administered, imposed or enforced by the Office of Foreign Assets Department of State, the United Nations Security Council and/or the European Union and/or the French Republic and/or Her Majesty's Treasury or any other competent sanctions authority. Article- Borrower undertakings The Borrower undertakes, at the Bank's first request, to provide the Bank with all accounting, financial or legal documents relating to its assets, indebtedness or events likely to affect its solvency. In addition, the Borrower agrees, for the entire duration of the Loan - not to incur debts whose potential charges, when added to its current loans, may exceed its ability to repay, - to inform the Bank, within a reasonable period of time, of any events likely to significantly affect the size or value of its assets or to significantly increase the volume of its commitments, and also of any real guarantees that it may be required to provide on its assets. -not to use the proceeds of this Loan for any purpose other than that or those mentioned in the "Purpose" paragraph of the Specific Conditions, - not to carry out operations of any kind whatsoever with companies or enterprises that are under its control, within the meaning of Article L.233-3 of the French Commercial Code, which are not carried out under normal market conditions, - not to use, directly or indirectly, the proceeds of the Loan and not to lend, contribute, invest or otherwise make available the proceeds of the Loan to any Subsidiary, joint venture partner or other Person:

(i) for the purpose of financing the activities or business of or with a Person who, at the time of such financing, is a Sanctioned Person, or in a country or territory that, at the time of such financing, is a Sanctioned Country; or (ii) in any other manner that may result in a violation of the Sanctions by any Person (including any Person participating in this financing, as a bank, broker or other financial institution). (ii) any other manner that may result in a violation of the Sanctions by any Person (including any Person participating in this financing, whether as a bank, advisor, Investor or otherwise). Additional Representations by Borrower The Borrower declares that it is eligible for the Loan guaranteed by the mechanism provided for in Article 3 of the Order of March 23, 2020 granting the State guarantee to credit institutions and finance companies pursuant to Article 6 of Act No. 2020-289 of March 23, 2020 on the Amending Finance Act for 2020 and that it does not hold such loans covered by the State guarantee in excess of the ceiling defined in Article 5 of the said Order and, if applicable, declares that it has submitted to the Bank prior to this Agreement the so-called "PGE season self-certification". Neither the Borrower, nor any of its Subsidiaries, nor any of its directors or officers, nor, to the knowledge of the Borrower, any of its Affiliates, nor any of its agents or employees has engaged in any activity, act or conduct that would violate anti-money laundering or anti-corruption laws and regulations in force in any relevant jurisdiction. The Borrower has taken all necessary steps, including adopting and implementing appropriate procedures and policies, to prevent violations of such laws, regulations and rules. Neither the Borrower, nor any of its Subsidiaries, nor any of their respective directors and officers, nor, to the knowledge of the Borrower, any Affiliates, nor any of its agents or employees or the agents or employees of its Subsidiaries and Affiliates is, or is owned or controlled by: (i) a Sanctioned Person; or (ii) a Person located, incorporated or resident in a Sanctioned Country. The foregoing representations made by the Borrower on the date hereof shall be deemed to be reiterated on each date of availability of funds and each date of payment of any installment and then on each interest and/or amortization payment date of this financing. Early Repayment of the Loan: The Borrower may proceed to the early repayment of the Loan, including in its amortization phase. The Borrower may prepay the Loan, including during the amortization phase (in the case of Optional Amortization), in whole or in part, subject to one month's notice sent by registered letter with acknowledgement of receipt to the the branch of the Bank where this Loan is registered. No indemnity will be due in case of early repayment during the first year. Any partial prepayment must be at least equal to ten percent of the initial amount of the Loan, unless it is the balance of the Loan. A prepayment may be made at any time. The Bank will then charge a sum payable on the effective date of the prepayment, corresponding to two months of interest per year remaining on the Loan at the date of early repayment, calculated at the rate of the Loan on the amount of the said early repayment. By mutual agreement, this amount will be determined according to the following calculation formula (XXXXX) m = number of months remaining to the date of prepayment; i = annual interest rate of the Loan; RA = the principal outstanding at the date of prepayment in the case of a total prepayment or the amount prepaid in the case of a partial prepayment. A minimum amount of XXX euros (XXX euros) has been set. Any early repayment will be definitive and will not give rise to any further use. Moreover, any partial early repayment will be charged to the most distant instalments. In all cases, the amount of interest to be paid for early repayment will be capped at the cumulative amount of interest outstanding under the Loan at the date of the Loan on the effective date of the prepayment. In any event, the Guarantee Fee shall remain payable by the Borrower. Article -Early repayment of the Loan All sums due in principal, interest, fees and accessories under this Loan Agreement shall become immediately due and payable in the event of the Borrower's judicial liquidation, cessation of operations or termination of business, as well as in all cases of acceleration of the term provided for by law. Similarly, the Bank may make the Loan payable in advance fifteen days after notification to the Borrower by registered letter with acknowledgement of receipt, without the need for any legal formalities, in any of the following cases : - in the event of non-payment on the due date of any amount due under the Loan; - in the event of a payment incident by the Borrower declared to the Banque de France; - in the event of a false declaration and/or false attestation concerning the Borrower's eligibility for the Loan guaranteed by the mechanism provided for in Article 3 of the the Order of March 23, 2020 granting the State guarantee to credit institutions and finance companies pursuant to Article 6 of Law No. 2020-289 of March 23, 2020 and the holding of such loans covered by the State guarantee exceeding the ceiling defined in Article 5 of said Order. - more generally, in the event of non-compliance, misrepresentation or non- performance by the Borrower of any of its obligations under the Loan - in the event of seriously reprehensible behavior by the Borrower, such as in the event that its situation proves to be irretrievably compromised within the meaning of Article L.313-1 of the Article L.313-12 of the French Monetary and Financial Code; - in the event of a merger, demerger, amicable liquidation or dissolution of the Borrower, as well as in the event of the sale of the Borrower as part of an amicable or collective amicable or collective proceedings, The sums thus due and payable, as well as any sum not paid on its normal or anticipated due date and any costs and expenses that may be advanced by the Bank in connection with this Loan shall bear interest at the Loan rate then applicable plus xxx% per annum. This stipulation shall not prejudice the due date and, consequently, shall be deemed to be an agreement to extend the payment period. Interest shall be capitalized, if due, for a full year, in accordance with Article 1343-2 of the Civil Code. Article - Assignment by Borrower The Borrower may not assign any right and/or obligation under this Agreement without the prior written consent of the Bank. Article - Assignment by the Bank Assignment of rights and obligations, assignment of contract The Bank may freely assign all or part of its rights and obligations under this Agreement to (i) any bank governed by the laws of a Member State of the European Union or the United Kingdom, (ii) any financial institution, or (iii) any entity whose business is directly or indirectly to refinance credit institutions, including, without limitation, any insurer, reinsurer, securitization vehicle, trust fund or other funds for the purpose of enabling the Bank to refinance or hedge its exposure under the Agreement (the "New Lender"). The Borrower hereby gives its consent to such assignment to the New Lender. In the event of an assignment by the Bank of all or part of its rights and obligations under this Agreement, Borrower agrees to release the assigning Bank for the future. It is expressly agreed that the Bank's rights under all security interests granted by the Borrower shall be automatically assigned to the New Lender, which the Borrower shall irrevocably acknowledges and accepts as of the date of execution of this Agreement. Assignment of rights, granting of security interests in the Bank's rights In addition, the Bank may at any time freely assign, pledge, transfer by way of security or otherwise create a security interest in all or part of its rights under the agreement to

(i) any bank governed by the laws of a Member State of the European Union or the United Kingdom, (ii) any financial institution, or (iii) any entity whose business is directly or indirectly to refinance credit institutions, including, without limitation, any insurer, reinsurer, securitization vehicle, trust fund or other funds for the purpose of enabling the Bank to refinance or hedge its exposure under the Agreement or secure its obligations (the "Assignee"). The Borrower hereby its consent to this effect. It is expressly agreed that the rights of the assigning Bank under all security interests granted by the Borrower shall be automatically assigned to the Assignee, which Borrower irrevocably acknowledges and accepts as of the date of execution of the Agreement. Article - Mobilization and Pledging of the Bank's Rights to any Central Bank or Federal Reserve It is expressly understood that the Bank may, at any time, without consulting or obtaining the consent of the Borrower, assign, pledge, assign by way of security or otherwise create a security interest in all or any part of its sole rights under the Agreement for the purpose of, among other things, securing its obligations to any Federal Reserve or central bank (including the European Central Bank), to the extent that such assignment, pledge, assignment or other assignment, pledge, assignment as guarantor or granting of such security shall not relieve the Bank of all or any of its obligations under the Agreement.The Borrower hereby agrees to this effect. It is expressly agreed that the Bank's rights under all security interests granted by the Borrower shall be automatically assigned or pledged to the central bank or the pledged to the applicable central bank or federal reserve (if any), which Borrower irrevocably acknowledges and accepts as of the date of execution of this Agreement. The provisions of the section "Assignment by the Bank" shall not apply to this section. Article - Personal data Each party undertakes to comply with the regulations in force applicable to the processing of personal data, in particular law n° 78-17 of January 6, 1978 modified and updated, and the General Data Protection Regulation (EU) 2016/679 of 27 April 2016 (hereinafter referred to as the "Applicable Data Protection Regulation"). The personal data collected concerns natural persons who are, in particular, the beneficial owners (shareholders, beneficiaries, etc.), legal representatives, agents of the Borrower and the Guarantor, if any, including the Bank's representatives and agents of the Bank (hereinafter referred to together as "Natural Persons" and individually as a "Natural Individual"). Data processed by the Bank as data controller This collection and processing by the Bank, as data controller, is necessary for the internal management of this financing, the performance of the Agreement, compliance with legal and regulatory obligations and other purposes described for the Bank in its information, available via the links below.

In order to accomplish the above purposes, BNP Paribas communicates personal data only to : - entities of the BNP Paribas Group ; - service providers and subcontractors performing services on behalf of BNP Paribas - independent agents, intermediaries or brokers - commercial and banking partners; - financial authorities, judicial authorities or State agencies, public bodies on request and within the limits of what is permitted by the regulations; - certain regulated professions such as lawyers, notaries and auditors. In case of transfer to a country outside the European Economic Area, personal data may be transferred to a country with an adequate level of protection recognized by the European Commission. Failing this, the Bank will rely either on the implementation of appropriate guarantees to ensure the protection of personal data, or on the basis of an exemption applicable to the situation. The data is kept for a period of 10 years from the end of the Loan. It is the Borrower's responsibility to inform Individuals of the Bank's personal data protection policy. Additional information on the processing of personal data by the Bank and the rights of Individuals with respect to such data is available at the following address: https://banQueentreprise.bnpparibas/fr/protection-des-donnees-personnelles; To obtain a copy of the Applicable Data Protection Regulations, or to find out how to access them, or for any questions regarding the use of their questions regarding the use of their data, Individuals may contact the Data Protection Officer by mail to BNP Paribas, Data Protection Officer, BDDF, Levallois-Perret (92300), 20 avenue Georges Pompidou. This personal data may give rise to the exercise of the right of access, rectification, deletion, limitation of processing, portability, and the right to define directives applicable after the death of the Individual concerned, by letter addressed to BNP Paribas, APAC TDC Val de Marne, TSA 30233, 94729 FONTENAY SOUS BOIS CEDEX or on the website mentioned above. The Individuals concerned may also object to the processing of their data collected for the purpose of commercial commercial prospecting. In addition, they are entitled to lodge a complaint with the competent supervisory authority such as the Commission Nationale de l'Informatique et des Libertés in France. Data processed by Bpifrance as data controller Personal data concerning Individuals collected by the Bank are also transmitted to Bpifrance for the purposes of applications, management, evaluation and control of the guarantees by Bpifrance, which is responsible for the processing of the State guarantee. This personal data is kept by Bpifrance, as the State's guarantor, in accordance with French and, where applicable, European legal and regulatory time limits. Bpifrance may communicate this personal data to other companies in its group, to financial backers, to partners or third parties intervening for the execution of services related to the State guarantee. The Individuals concerned may exercise their rights of access, rectification, deletion and opposition by sending a letter to Data Protection Officer at the following address: Bpifrance, DCCP-Délégué à la Protection des Données, 27-31 avenue du Général Leclerc, 94710 Maisons-Alfort cedex, they have the right to file a complaint with the Commission Nationale de l'Informatique et des Libertés. Article - Authorization to communicate information Without prejudice to the exceptions provided for in Article L. 511-33 of the French Monetary and Financial Code, the Borrower expressly authorizes the Bank during the term of the Loan, to communicate information concerning the Borrower to - to service providers and subcontractors who perform certain material and technical tasks related to the Loan on behalf of the Bank ; - to mutual guarantee companies or financial guarantee organizations or to collection companies responsible for collecting the debt on behalf of the Bank, - refinancing organizations involved in this operation, in particular those referred to in the articles "Assignment by the Bank" and " Mobilization and Pledging of the Bank's Rights to any Central Bank or Federal Reserve ", as well as to their direct agents to whom these organizations may have recourse, in particular for the monitoring and collection of the Loan receivable, - the Bank's insurers and reinsurers and their intermediaries - organizations such as the tax authorities, the Direction Générale du Trésor and the Banque de France in order to meet the legal or regulatory obligations of the Bank regulatory obligations incumbent on the Bank, - auditing firms, certifiers and specialized rating agencies that evaluate the environmental or social objectives and criteria of the Borrower and the Borrower and the financing covered by the Loan, - companies of the BNP Paribas Group, for the purpose of presenting the products and services managed by these companies for commercial solicitation purposes (list of BNP Paribas Group companies available at the above address). The Borrower authorizes Bpifrance Financement to transmit information of a confidential nature including personal data relating to the Borrower and the Loan: - to the French State, any French administrative, judicial or supervisory authority, any European institution or any local authority - any financial backer involved directly or indirectly in the Loan

- other entities of the Bpifrance group, taking into account the mission of the Bpifrance group. Finally, any false or irregular declaration may be subject to specific processing to prevent fraud. Note: the Borrower or any guarantor, if any, may object by writing to the following address: BNP Paribas APAC TDC Val de Marne, TSA 30233 94729 FONTENAY SOUS BOIS Cedex - to receive these commercial solicitations by specifying the method of solicitation refused - mail, telephone, etc. - and indicating, as the case may be, whether this objection concerns the entire BNP Paribas Group or only the BNP Paribas subsidiaries. Finally, any false or irregular declaration may be subject to specific processing intended to prevent fraud. Election of domicile: For the execution of the present contract and its consequences, domicile is elected : - for the Bank at its branch mentioned in the article "Terms and Place of Payment" and, failing any indication, at its registered office mentioned in its appearance; - for the Borrower at its registered office mentioned above, Done and executed in Paris in two copies. on 17 December 2021 This contract is drawn up on six pages [signatures]